Exhibit 99.1

   Orion HealthCorp Notified of Non-Compliance with American Stock
                 Exchange Continued Listing Standards

    ATLANTA & HOUSTON--(BUSINESS WIRE)--March 11, 2005--

        Company Has Submitted A Plan To American Stock Exchange
                   To Address Non-Compliance Issues

    Orion HealthCorp, Inc. (AMEX:ONH) today announced that it was notified by the American Stock Exchange on March 7, 2005, that the Company was not in compliance with the Exchange's continued listing standards. In accordance with the notification, the Company has submitted a plan addressing its non-compliance, which will be reviewed by the American Stock Exchange in consideration of continuing the Company's listing. In the interim, the Company will continue to be listed on the American Stock Exchange.
    The non-compliance relates to Sections 711 and 713 of the American Stock Exchange Company Guide. Specifically, the issues relate to issuance of common stock in 2003 and early 2004 by the Company's predecessor company, SurgiCare, Inc., without obtaining shareholder approval.
    Terrence L. Bauer, chief executive officer of Orion HealthCorp, said, "We have submitted a plan to the American Stock Exchange that we believe addresses these issues. The plan outlines a timetable to conduct a shareholder meeting in a timely fashion to ratify these prior issuances of common stock by our predecessor company, SurgiCare, Inc. We are hopeful that the American Stock Exchange will accept our plan, and that we will continue to be listed on the American Stock Exchange."
    If Orion HealthCorp fails to submit a plan for compliance that is acceptable to the Exchange, or if it fails to satisfactorily implement the plan, the Exchange could initiate proceedings to delist Orion's Class A Common Stock from the Exchange.

    Orion HealthCorp, Inc. is a healthcare services organization resulting from a recent combination of four different operating companies. Although the structure is new, the combined companies are proven growth engines with considerable operational traction in the healthcare marketplace. The Company provides complementary business services to physicians through three business units: SurgiCare, Inc., serving the freestanding ambulatory surgery center market; Integrated Physician Solutions, Inc., providing business services to pediatric practices and technology solutions to general and specialized medical practices; and Medical Billing Services, Inc., providing physician billing and collection services and practice management solutions to hospital-based physicians. The core competency of the Company is its long-term experience and success in working with and creating value for physicians. For more information on Orion HealthCorp, Inc., visit the Company's website at www.orionhealthcorp.com.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
    The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of Orion HealthCorp, Inc. and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results. Orion HealthCorp, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

    CONTACT: Orion HealthCorp, Inc.
             Terrence L. Bauer, 678-832-1800
             or
             Keith G. LeBlanc, 713-973-6675
             www.orionhealthcorp.com